Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 612-215-5300 mediainquiries@xcelenergy.com xcelenergy.com

Xcel Energy elects Peter Carter to board of directors
Carter drives enterprise strategy and vision as Delta’s president
MINNEAPOLIS (July 29, 2026) — Xcel Energy (NASDAQ: XEL) announced that Peter Carter has been elected to its board of directors, effective today.
Carter serves as the president of Delta Air Lines, where he drives the company’s enterprise strategy, global policy matters and global market position. He plays a central role in shaping and protecting Delta’s ability to compete, grow and innovate. Under Peter’s leadership, Delta collaborates with industry stakeholders to deliver a more sustainable future of travel; works closely with international partners to strengthen joint ventures and alliances; and ensures customers benefit from seamless global connectivity and a high-quality experience across Delta’s global network.
Prior to assuming the role of president, Carter served as Delta’s chief external affairs officer, chief legal officer and corporate secretary. Before joining the company in 2015, Carter was a partner with the Dorsey & Whitney law firm for 23 years.
“Peter’s appointment reflects our commitment to strong, forward-looking leadership that will help guide Xcel Energy through a rapidly evolving energy landscape,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “We are pleased to welcome him and believe his strategic vision and customer focus will strengthen our efforts to make energy work better for the communities we serve.”
Carter will serve on the Audit committee and the Governance, Compensation and Nominating committee. With his addition, the company’s Board of Directors will have 11 members.

"I'm honored to join Xcel Energy's board," Carter said. "Like Delta, Xcel Energy plays an essential role in the everyday lives of the millions of customers and communities it serves. I’m looking forward to bringing my perspective to the Xcel Energy team to support the company’s continued growth and innovation as it navigates a rapidly changing energy landscape."

Carter holds a Juris Doctor degree from the University of Minnesota Law School and a Bachelor of Arts degree from the University of Notre Dame.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) is a leading energy provider, dedicated to serving millions of customers with excellence. We make energy work better for customers, helping them thrive every day. That means always raising the bar — delivering better service and providing more reliable, resilient and sustainable energy.
We are committed to leading the clean energy transition, meeting our customers’ need for more, cleaner power, while keeping bills as low as possible. Because the people we serve depend on us to power their lives.
Headquartered in Minneapolis, we work every day to generate and distribute electricity and gas to customers across eight states: Minnesota, Colorado, Wisconsin, Michigan, North Dakota, South Dakota, New Mexico and Texas. For more information, visit xcelenergy.com or follow us on X and Facebook.